     As filed with the Securities and Exchange Commission on April 4, 2003.
                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                  AVIALL, INC.
             (Exact name of registrant as specified in its charter)
                              2750 REGENT BOULEVARD
                            DFW AIRPORT, TEXAS 75261
                                 (972) 586-1000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

        DELAWARE                                       65-0433083
(State of incorporation)                 (I.R.S. Employer Identification Number)

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                            (Full title of the plan)

                                JEFFREY J. MURPHY
                 SENIOR VICE PRESIDENT, LAW AND HUMAN RESOURCES,
                          SECRETARY AND GENERAL COUNSEL
                                  AVIALL, INC.
                              2750 REGENT BOULEVARD
                            DFW AIRPORT, TEXAS 75261
                                 (972) 586-1000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 WITH A COPY TO:
                                JAMES E. O'BANNON
                                    JONES DAY
                             2727 N. HARWOOD STREET
                               DALLAS, TEXAS 75201
                                 (214) 220-3939

                                   ----------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                                Proposed           Proposed
                                                                                 Maximum            Maximum
Title of                                                       Amount           Offering           Aggregate           Amount of
Securities to                                                   to be           Price per          Offering          Registration
be Registered                                               Registered(2)       Share(3)           Price(3)             Fee(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share (1) ..........      500,000 shares       $7.3125           $3,656,250            $296
=================================================================================================================================

(1) Each share of common stock, par value $0.01 per share ("Common Stock"), of Aviall, Inc. (the "Company") is accompanied by one preferred share purchase right as set forth in the Rights Agreement, dated as of December 7, 1993, as amended, between the Company and EquiServe Trust Company, N.A. (as successor to The First National Bank of Boston).

(2) Represents shares of Common Stock issuable upon exercise of options granted under the Non-Qualified Stock Option Agreement (the "Agreement"). Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also registered such indeterminate number of shares of Common Stock as may be issued under the Agreement to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)  Computed in accordance with Rule 457(h)(1).


================================================================================

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


                                EXPLANATORY NOTE


         This Registration Statement on Form S-8 (this "Registration Statement") relates to the Non-Qualified Stock Option Agreement, dated as of December 21, 1999, and amended as of December 21, 2001, between Aviall, Inc. (the "Company") and Paul E. Fulchino (the "Agreement"). The information called for by Part I of this Registration Statement is included in the description of the Agreement to be delivered to the person purchasing shares under the Agreement. Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Registration Statement.


                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents (or, as applicable, the portions thereof specified below), which have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated by reference, as of their respective dates, into this Registration Statement:

         o the Company's Annual Report on Form 10-K for the year ended December 31, 2002;

         o the Company's Current Report on Form 8-K dated January 8, 2003 and filed with the Commission on January 9, 2003;

         o the Company's Current Report on Form 8-K dated February 3, 2003 and filed with the Commission on February 4, 2003; and

         o the description of the Company's capital stock appearing under the heading "Description of Capital Stock" contained in the Company's Registration Statement on Form 10 (Commission File No. 001-12380), filed with the Commission on September 24, 1993 and amended on November 4, 1993, November 19, 1993, November 30, 1993, December 22, 1993 and May 30, 2002.

         In addition, all documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("Delaware Law") permits indemnification of the directors and officers of the Company involved in a civil or criminal action, suit or proceeding, including, under certain circumstances, suits by or in the right of the Company, for any expenses, including attorney's fees, and (except in the case of suits by or in the right of the Company), any liabilities which they may have incurred in consequences of such action, suit or proceeding under conditions stated in
Section 145.

         Article XI ("Article XI") of the Company's Restated Certificate of Incorporation (the "Certificate") limits the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty. In addition, Article VI ("Article VI") of the Company's Amended and Restated By-Laws (the "By-Laws") defines and clarifies the rights of certain individuals, including the Company's directors and officers, to indemnification by the Company against personal liability or expenses incurred by them as a result of certain litigation against them.

         Set forth below is a description of Article XI and Article VI. Such descriptions are intended as summaries only and are qualified in their entirety by reference to the Certificate and the By-Laws, copies of which have been filed as exhibits to this Registration Statement.

         Article XI protects the directors against personal liability for breaches of the duty of care. Such Article absolves directors of liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of the duty of loyalty to the Company and its stockholders as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derived improper personal benefit. In addition, Article XI does not absolve directors of liability for unlawful dividends or stock repurchases or redemptions to which a negligence standard presently applies under Delaware Law. Also, there may be certain liabilities, such as those under the federal securities laws or other state or federal laws, which a court may hold are unaffected by Article XI.

         Although Article XI provides the directors with protections against personal liability for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article XI would have no effect on the availability of equitable remedies such as an injunction to prevent a proposed action or rescission of a contract based upon a director's breach of the duty of care. Although both directors and officers of the Company are covered by indemnification provisions under Article VI (see below), Article XI limits liability only with respect to a person acting in the capacity of a director.

         Article VI provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company (or was serving at the request of the Company as a director, officer or employee of another entity, including service with respect to employee benefit plans maintained or sponsored by the Company) will be indemnified and held harmless by the Company, to the fullest extent authorized by Delaware Law, as currently in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Article VI provides that the rights conferred therein are contract rights and include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, except that, if Delaware Law so requires, such payment will only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under the By-Laws or otherwise. Article VI provides that the Company may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.

         Article VI provides that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit will be reimbursed by the Company. Article VI further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under Delaware Law, the burden of proving the defense will be on the Company and neither the failure of the Company's Board to have made a determination that indemnification is proper, nor an actual determination by the Company's Board that the claimant has not met the applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         Article VI provides that the rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred therein will not be exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate of Incorporation or the By-Laws, or otherwise. Article VI also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware Law.

ITEM 8. EXHIBITS.

         The following is a list of all exhibits filed as part of this Registration Statement, including those incorporated by reference.

         4.1      --       Restated Certificate of Incorporation of Aviall, Inc.
                           (incorporated by reference to Exhibit 3.1 to Aviall, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, Commission File No.
                           001-12380 (the "1993 Form 10-K"))

         4.2      --       Amended and Restated By-Laws of Aviall, Inc.
                           (incorporated by reference to Exhibit 3.1 to Aviall, Inc.'s Quarterly Report on Form 10-Q for the period ended March 31, 1999)

         4.3      --       Amended and Restated Certificate of Designations of
                           Series D Senior Convertible Participating Preferred
                           Stock, par value $0.01 per share, of Aviall, Inc.
                           (incorporated by reference to Exhibit 4.1 to Aviall, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "2001 Form 10-K"))

         4.4      --       Rights Agreement, dated as of December 7, 1993,
                           between Aviall, Inc. and The First National Bank of
                           Boston (incorporated by reference to Exhibit 10.7 to the 1993 Form 10-K)

         4.5      --       Amendment No. 1 to Rights Agreement, dated as of
                           March 14, 2000 between Aviall, Inc. and BankBoston,
                           N.A. (as successor to The First National Bank of
                           Boston) (incorporated by reference to Exhibit 4.3 to Aviall, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 Form
                           10-K")

         4.6      --       Amendment No. 2 to Rights Agreement, dated as of
                           December 17, 2001, between Aviall, Inc. and EquiServe
                           Trust Company, N.A. (as successor to The First
                           National Bank of Boston) (incorporated by reference to Exhibit 4.6 to the 2001 Form 10-K)

         4.7      --       Amendment No. 3 to Rights Agreement, dated as of
                           December 21, 2001, between Aviall, Inc. and EquiServe
                           Trust Company, N.A. (as successor to The First
                           National Bank of Boston) (incorporated by reference to Exhibit 4.7 to the 2001 Form 10-K)

         5.1      --       Opinion of Jones Day

         23.1     --       Consent of Jones Day (included in Exhibit 5.1 to this
                           Registration Statement)

         23.2     --       Consent of PricewaterhouseCoopers LLP

         24.1     --       Power of Attorney of the Directors of Aviall, Inc.

         99.1     --       Non-Qualified Stock Option Agreement, dated December
                           21, 1999, between Aviall, Inc. and Paul E. Fulchino
                           (incorporated by reference to Exhibit 10.17 to the 1999 Form 10-K)

         99.2     --       Addendum to Non-Qualified Stock Option Agreement,
                           dated as of December 21, 2001, between Aviall, Inc.
                           and Paul E. Fulchino (incorporated by reference to Exhibit 10.24 to the 2001 Form 10-K)

ITEM 9. UNDERTAKINGS.

         A. The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of DFW Airport, State of Texas, on this 4th day of April, 2003.

                                    AVIALL, INC.

                                    By: /s/ JEFFREY J. MURPHY
                                        ----------------------------------------
                                                   Jeffrey J. Murphy
                                          Senior Vice President, Law and Human
                                        Resources, Secretary and General Counsel

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 4th day of April, 2003.

                    SIGNATURE                                                          TITLE
                    ---------                                                          -----
               /s/ PAUL E. FULCHINO                               Chairman, President and Chief Executive Officer
---------------------------------------------------                        (Principal Executive Officer)
                 Paul E. Fulchino

                /s/ COLIN M. COHEN                                  Vice President and Chief Financial Officer
---------------------------------------------------                        (Principal Financial Officer)
                  Colin M. Cohen

             /s/ JACQUELINE K. COLLIER                                     Vice President and Controller
---------------------------------------------------                       (Principal Accounting Officer)
               Jacqueline K. Collier

                         *                                                           Director
---------------------------------------------------
                  Peter J. Clare

                         *                                                           Director
---------------------------------------------------
                   Allan M. Holt

                         *                                                           Director
---------------------------------------------------
               Alberto F. Fernandez

                         *                                                           Director
---------------------------------------------------
                 Donald R. Muzyka

                         *                                                           Director
---------------------------------------------------
               Richard J. Schnieders

                         *                                                           Director
---------------------------------------------------
               Jonathan M. Schofield

                         *                                                           Director
---------------------------------------------------
                 Arthur E. Wegner

                         *                                                           Director
---------------------------------------------------
                 Bruce N. Whitman

* Jeffrey J. Murphy, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and contemporaneously filed herewith with the Securities and Exchange Commission.


                                                /s/ JEFFREY J. MURPHY
                                       -----------------------------------------
                                                  Jeffrey J. Murphy,
                                                   Attorney-in-Fact

                                INDEX TO EXHIBITS



Exhibit No.       Exhibit
-----------       -------
4.1      --       Restated Certificate of Incorporation of Aviall, Inc.
                  (incorporated by reference to Exhibit 3.1 to Aviall, Inc.'s
                  Annual Report on Form 10-K for the fiscal year ended December
                  31, 1993, Commission File No. 001-12380 (the "1993 Form
                  10-K"))

4.2      --       Amended and Restated By-Laws of Aviall, Inc. (incorporated by reference to Exhibit 3.1 to Aviall, Inc.'s Quarterly Report on
                  Form 10-Q for the period ended March 31, 1999)

4.3      --       Amended and Restated Certificate of Designations of Series D
                  Senior Convertible Participating Preferred Stock, par value
                  $0.01 per share, of Aviall, Inc. (incorporated by reference to
                  Exhibit 4.1 to Aviall, Inc.'s Annual Report on Form 10-K for
                  the fiscal year ended December 31, 2001 (the "2001 Form
                  10-K"))

4.4      --       Rights Agreement, dated as of December 7, 1993 between Aviall,
                  Inc. and The First National Bank of Boston (incorporated by reference to Exhibit 10.7 to the 1993 Form 10-K)

4.5      --       Amendment No. 1 to Rights Agreement, dated as of March 14,
                  2002, between Aviall, Inc. and BankBoston, N.A. (as successor to The First National Bank of Boston) (incorporated by
                  reference to Exhibit 4.3 to Aviall, Inc.'s Annual Report on
                  Form 10-K for the fiscal year ended December 31, 1999 (the
                  "1999 Form 10-K"))

4.6      --       Amendment No. 2 to Rights Agreement, dated as of December 17,
                  2001, between Aviall, Inc. and EquiServe Trust Company, N.A.
                  (as successor to The First National Bank of Boston)
                  (incorporated by reference to Exhibit 4.6 to the 2001 Form
                  10-K)

4.7      --       Amendment No. 3 to Rights Agreement, dated as of December 21,
                  2001, between Aviall, Inc. and EquiServe Trust Company, N.A.
                  (as successor to The First National Bank of Boston)
                  (incorporated by reference to Exhibit 4.7 to the 2001 Form
                  10-K)

5.1      --       Opinion of Jones Day

23.1     --       Consent of Jones Day (included in Exhibit 5.1 to this
                  Registration Statement)

23.2     --       Consent of PricewaterhouseCoopers LLP

24.1     --       Power of Attorney of Directors of Aviall, Inc.

99.1     --       Non-Qualified Stock Option Agreement, dated December 21, 1999, between Aviall, Inc. and Paul E. Fulchino (incorporated by reference to Exhibit 10.17 to the 1999 Form 10-K)

99.2     --       Addendum to Non-Qualified Stock Option Agreement, dated as of
                  December 21, 2001, between Aviall, Inc. and Paul E. Fulchino
                  (incorporated by reference to Exhibit 10.24 to the 2001 Form
                  10-K)